REIMBURSEMENT AND INDEMNITY AGREEMENT

     THIS REIMBURSEMENT AND INDEMNITY AGREEMENT is made and entered into as of the 22nd day of October, 1991, by and between Vindicator, Inc., a Florida corporation ("Vindicator"), and Nordion International, Inc., a Canadian corporation ("Nordion").

     WHEREAS, Nordion has incurred certain expenses and obligations in connection with a surety bond provided by ACSTAR Insurance Company, a Connecticut corporation ("ACSTAR"), on behalf of Vindicator; and

     WHEREAS, Nordion has determined that it is beneficial to Nordion to assist Vindicator in obtaining such surety bond; and

     WHEREAS, in consideration for such assistance, Vindicator has agreed to reimburse and indemnify Nordion for all costs which it has or may incur in connection with such surety bond.

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Nordion and Vindicator do hereby agree as follows:

     1. Vindicator will pay or reimburse Nordion for all premiums paid or to be paid to ACSTAR in connection with Surety Bond No. 2883 issued by ACSTAR to the State of Florida in the sum of $600,000 (the "Surety Bond") and in connection with any extension, replacement, renewal, or amendment from time to time of the Surety Bond in accordance with paragraph 1 thereof.

     2. Vindicator will (a) indemnify and save Nordion harmless from and against any and all liability, loss, costs, damages, fees of attorneys and other expenses which Nordion may sustain or incur by reason of or in consequence of the execution of an Indemnity Agreement from Nordion to ACSTAR dated as of October 22nd 1991, or payments made by the Bank of Montreal on a letter of credit in the amount of $450,000 furnished by the Bank to ACSTAR on behalf of Nordion, each in connection with the issuance of the Surety Bond (collectively called the "Indemnity Agreement") including but not limited to (i) sums paid or liabilities incurred in settlement of and expenses paid or incurred in connection with claims, suits or judgments under the Indemnity Agreement or the Surety Bond, or (ii) expenses paid or incurred in enforcing the terms of this Agreement or in procuring or attempting to procure release from liability in connection with this Agreement, the Indemnity Agreement or the Surety Bond or in recovering or attempting to recover losses or expenses paid or incurred as aforesaid.

     3. The parties hereto acknowledge that this Agreement is secured by a Mortgage and Security Agreement of even date herewith, which Mortgage and Security Agreement will be filed in the public records of Polk County, Florida.

     4. Nordion agrees to notify Vindicator immediately upon receiving any notice or knowledge that any claim or demand is made by ACSTAR against Nordion in connection with the Surety Bond. Nordion also agrees to notify Vindicator prior to paying any premium or making any other payment in connection with the Surety Bond and to obtain Vindicator's consent prior to any extension of the Surety Bond.

     5. This Agreement may be modified or amended only in writing executed by the parties hereto.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                  VINDICATOR, INC.

                                 By: /s/  Sam R. Whitney
                                    -----------------------------------
                                              Sam R. Whitney, President

                                 NORDION INTERNATIONAL, INC,

                                 By: /s/ W.P. O'Neill
                                    -----------------------------------
                                              W.P. O'Neill

                                 By: /s/ W.J. Moffat
                                    -----------------------------------
                                              W.J. Moffat

Vindicator, Inc.
1801 Thonotosassa Road,
Plant City,
Florida,
USA

Attention:      Mr. Sam R. Whitney,
                President
Dear Sir:

Reference is made to the Reimbursement and Indemnity Agreement dated October 22, 1991 among Vindicator, Inc. and Nordion International Inc. governing, among other things provision for the reimbursement and indemnity by Vindicator, Inc. of sums paid out by Nordion International Inc. pursuant to an Indemnity Agreement between Nordion and Acstar Insurance Company, dated October 22, 1991 and/or payments made by Nordion or its past bankers, the Bank of Montreal, pursuant to a Letter of Credit in the amount of four hundred and fifty thousand dollars ($450,000 US) dated October 22, 1991.

Nordion has recently been requested by the Bank of Montreal that it desires that Nordion replace the above referenced Letter of Credit with one emanating from its present banker, namely the Canadian Imperial Bank of Commerce. Therefore in view of the foregoing Nordion requires an amendment to the Reimbursement and Indemnity Agreement, dated 22 October, 1991.

In consideration of the mutual covenants contained herein the Parties agree as follows:

i) That any reference to "Bank of Montreal" or "Bank" in the Reimbursement and the Indemnity Agreement, dated October 22, 1991 shall be amended to read "Canadian Imperial Bank of Commerce".

Please signify your concurrence with the foregoing by executing in the appropriate space set out below:

Dated this 3rd day of November, 1992.

Nordion International Inc:                  By:
                                               ---------------------------------
We concur with the foregoing

Vindicator Inc.                             By:  /s/ Sam R. Whitney
                                               ---------------------------------
                                                    Sam R. Whitney - President